Exhibit 99.01
News Release
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corp.	Symantec Corp.
408-517-8475	408-517-8324
Melissa_martin@symantec.com	hcorcos@symantec.com
Symantec Delivers Solid Fiscal Third Quarter Operating Results
Demand for Mission-Critical Solutions with Near-Term ROI Drove Results
CUPERTINO, Calif. — Jan. 28, 2009 — Symantec Corp. (Nasdaq: SYMC) today reported the results of its third quarter of fiscal year 2009, ended Jan. 2, 2009. GAAP revenue for the quarter was $1.51 billion and non-GAAP revenue was $1.54 billion. Symantec delivered stronger than expected results on all of its key financial metrics in the fiscal third quarter.
Quarterly Results
GAAP Results: GAAP net loss for the third quarter was $6.81 billion compared with net income of $132 million for the same quarter last year. GAAP diluted loss per share was $8.23 compared with diluted earnings per share of $0.15 for the same quarter last year.
The GAAP net loss for the third quarter of fiscal year 2009 includes a non-cash goodwill impairment charge of approximately $7 billion. Based on a combination of factors, including the current economic environment and a decline in our market capitalization, we concluded that there were sufficient indicators to require us to perform an interim goodwill impairment analysis. We have not completed the goodwill impairment analysis and expect to finalize it during the fourth quarter of fiscal year 2009. We may make an adjustment to this charge when the goodwill impairment analysis is completed.
GAAP deferred revenue at the end of the quarter was $2.92 billion compared with $2.88 billion for the same quarter last year. Cash flow from operating activities for the third quarter was $402 million compared with $462 million for the same quarter last year.
Non-GAAP Results: Non-GAAP net income for the third quarter of fiscal year 2009 was $350 million, up 20 percent compared with $292 million for the same quarter last year. Non-GAAP diluted earnings per share were $0.42, up 27 percent compared with earnings per share of $0.33 for the year ago quarter.
Non-GAAP deferred revenue was $2.96 billion, up 2 percent compared with $2.90 billion at the end of the third quarter of fiscal year 2008.

Symantec Delivers Solid Third Quarter Operating Results

For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the attached condensed consolidated financial statements.
During the third quarter of fiscal year 2009, we repurchased 16.1 million shares, equivalent to $200 million. There is $400 million remaining in the current board authorized stock repurchase plan.
“Effective sales execution and our team’s ability to successfully highlight the near-term ROI benefits of our solutions enabled us to deliver stronger than expected revenue against the backdrop of a challenging global economy,” said Enrique Salem, chief operating officer, Symantec. “The combination of top-line revenue growth, ongoing share repurchases and tight expense management has enabled us to achieve our seventh consecutive quarter of double-digit non-GAAP earnings growth. We are well-positioned to continue our success and emerge from this economic downturn as a stronger company.”
Business Segment and Geographic Highlights
For the quarter, Symantec’s Storage and Server Management segment represented 37 percent of total non-GAAP revenue and grew 1 percent year-over-year. The Consumer business represented 29 percent of total non-GAAP revenue and grew 2 percent year-over-year. The Security and Compliance segment represented 26 percent of total non-GAAP revenue and declined 5 percent year-over-year. Services represented 8 percent of total non-GAAP revenue and grew 20 percent year-over-year.
International revenue represented 50 percent of total non-GAAP revenue in the third quarter of fiscal year 2009 and declined 5 percent year-over-year. The Europe, Middle East and Africa region represented 31 percent of total non-GAAP revenue for the quarter and declined 9 percent year-over-year. The Asia Pacific/Japan revenue for the quarter represented 14 percent of total non-GAAP revenue and grew 1 percent year-over-year. The Americas, including the United States, Latin America and Canada, represented 55 percent of total non-GAAP revenue and increased 7 percent year-over-year.
Currency Impact
Foreign currency movements negatively impacted non-GAAP revenue by approximately 4 percentage points year-over-year and non-GAAP deferred revenue by approximately 2 percentage points year-over-year. Foreign currency movements negatively impacted EMEA non-GAAP revenue by approximately 10 percentage points and APJ non-GAAP revenue by approximately 2 percentage points year-over-year.

Symantec Delivers Solid Third Quarter Operating Results

Quarterly Highlights
Symantec signed 448 agreements worldwide with a contract value of more than $300,000 each. Of the 448 agreements, 104 had a value of more than $1 million. In the third quarter of fiscal year 2009, 84 percent of these large transactions included multiple products.
Symantec signed new or extended agreements with customers including Continental Airlines, the fourth-largest U.S.-based airline serving more than 300 destinations globally; Yamaha Corporation of America, which offers a full line of musical instruments and audio/visual products to the U.S. and Canadian markets; Japan Tobacco, a leading global tobacco company; IXE Banco, providing financial services in Mexico with a focus on corporate and business banking and high net worth individual investors; Telefonica Moviles Argentina S.A., the leading mobile telecommunications provider in Argentina with more than 15 million customers; Canadian Tire Corporation, retailer of automobile supplies and service, fuel, apparel, and financial services throughout Canada; and SK Telecom, the leader in Korea’s information communication industry.
Fourth Quarter Fiscal Year 2009 Guidance
Guidance assumes an exchange rate of $1.32 per Euro for the March 2009 quarter versus the actual weighted average rate of $1.50 per Euro and the end of period rate of $1.58 per Euro for the March 2008 quarter.
For the fourth quarter of fiscal year 2009, ending April 3, 2009, GAAP revenue is estimated between $1.475 billion and $1.525 billion. GAAP diluted earnings per share are estimated between $0.12 and $0.14. GAAP deferred revenue is expected to be in the range of $2.972 billion and $3.072 billion.
Non-GAAP revenue for the quarter is estimated between $1.49 billion and $1.54 billion. Non-GAAP diluted earnings per share are estimated between $0.33 and $0.35. Non-GAAP deferred revenue is expected to be in the range of $3.0 billion and $3.1 billion.
Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the third quarter of fiscal year 2009, ended Jan. 2, 2009, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.

Symantec Delivers Solid Third Quarter Operating Results

About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to estimated charges with respect to the impairment of goodwill, projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factor section of our Form 10-K for the year ended March 28, 2008.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R), impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	January 2,	March 28,
	2009	2008
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$1,449,033	$1,890,225
Short-term investments	79,888	536,728
Trade accounts receivable, net	927,048	758,200
Inventories	27,419	34,138
Deferred income taxes	181,003	193,775
Other current assets	278,737	316,852

Total current assets	2,943,128	3,729,918
Property and equipment, net	972,240	1,001,750
Acquired product rights, net	510,474	648,950
Other intangible assets, net	1,278,665	1,243,524
Goodwill	4,955,678	11,207,357
Investment in joint venture	116,602	150,000
Long-term deferred income taxes	4,399	55,304
Other long-term assets	60,884	55,291

Total assets	$10,842,070	$18,092,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$213,474	$169,631
Accrued compensation and benefits	387,535	431,345
Current deferred revenue	2,512,319	2,661,515
Income taxes payable	92,616	72,263
Short-term borrowing	—	200,000
Other current liabilities	264,897	264,832

Total current liabilities	3,470,841	3,799,586
Convertible senior notes	2,100,000	2,100,000
Long-term deferred revenue	406,293	415,054
Long-term deferred tax liabilities	73,801	219,341
Long-term income taxes payable	510,969	478,743
Other long-term liabilities	89,473	106,187

Total liabilities	6,651,377	7,118,911
Stockholders’ equity:
Common stock	8,202	8,393
Additional paid-in capital	8,955,257	9,139,084
Accumulated other comprehensive income	154,023	159,792
Accumulated (deficit) earnings	(4,926,789)	1,665,914

Total stockholders’ equity	4,190,693	10,973,183

Total liabilities and stockholders’ equity	$10,842,070	$18,092,094

*	Derived from audited financials

SYMANTEC CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 2,	December 28,	January 2,	December 28,
	2009	2007	2009	2007
	(Unaudited)		(Unaudited)
Net revenues:
Content, subscriptions, and maintenance	$1,196,938	$1,167,443	$3,668,645	$3,371,126
Licenses	317,016	347,808	1,013,641	963,552

Total net revenues	1,513,954	1,515,251	4,682,286	4,334,678
Cost of revenues:
Content, subscriptions, and maintenance	200,338	204,355	630,982	619,593
Licenses	8,289	10,304	27,134	31,434
Amortization of acquired product rights	90,209	84,502	261,772	262,924

Total cost of revenues	298,836	299,161	919,888	913,951

Gross profit	1,215,118	1,216,090	3,762,398	3,420,727
Operating expenses:
Sales and marketing	580,708	627,980	1,840,510	1,791,672
Research and development	204,701	225,293	655,185	671,928
General and administrative	83,508	82,600	261,112	254,850
Amortization of other purchased intangible assets	60,647	54,996	171,677	168,847
Restructuring	45,805	23,305	72,600	51,883
Impairment of goodwill	7,005,702	—	7,005,702	—
Impairment of assets held for sale	16,849	6,142	43,053	92,688
Patent settlement	(9,900)	—	(9,900)	—

Total operating expenses	7,988,020	1,020,316	10,039,939	3,031,868

Operating (loss) income	(6,772,902)	195,774	(6,277,541)	388,859
Interest income	4,676	19,997	34,966	59,997
Interest expense	(6,511)	(7,477)	(22,792)	(20,385)
Other income (expense), net	16,571	(2,348)	7,728	883

(Loss) income before income taxes and loss from joint venture	(6,758,166)	205,946	(6,257,639)	429,354
Provision for income taxes	31,620	74,056	188,455	151,890
Loss from joint venture	16,471	—	33,398	—

Net (loss) income	$(6,806,257)	$131,890	$(6,479,492)	$277,464

Net (loss) income per share — basic	$(8.23)	$0.15	$(7.76)	$0.32
Net (loss) income per share — diluted	$(8.23)	$0.15	$(7.76)	$0.31
Weighted-average shares outstanding — basic	826,959	859,997	834,774	875,971
Weighted-average shares outstanding — diluted	826,959	876,221	834,774	893,794

SYMANTEC CORPORATION
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Nine Months Ended
	January 2,	December 28,
	2009	2007
	(Unaudited)
OPERATING ACTIVITIES:
Net (loss) income	$(6,479,492)	$277,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	626,402	618,404
Stock-based compensation expense	123,130	121,151
Impairment of assets held for sale	42,719	93,888
Deferred income taxes	(53,267)	(178,647)
Income tax benefit from the exercise of stock options	17,088	27,730
Excess income tax benefit from the exercise of stock options	(16,197)	(18,307)
Loss from joint venture	33,398	—
Realized and other than temporary impairment loss on investments	2,410	—
Impairment of goodwill	7,005,702	—
Other	14,263	3,253
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	(157,069)	(165,392)
Inventories	5,835	9,224
Accounts payable	(20,279)	(13,249)
Accrued compensation and benefits	(44,638)	83,794
Deferred revenue	(49,006)	9,466
Income taxes payable	(17,569)	215,462
Other assets	67,752	58,856
Other liabilities	(37,641)	1,186

Net cash provided by operating activities	1,063,541	1,144,283
INVESTING ACTIVITIES:
Purchase of property and equipment	(215,232)	(209,129)
Proceeds from sales of property and equipment	39,547	—
Cash payments for business acquisitions, net of cash and cash equivalents acquired	(1,045,240)	(1,150,683)
Purchases of available-for-sale securities	(222,850)	(825,104)
Proceeds from sales of available-for-sale securities	679,345	830,903

Net cash used in investing activities	(764,430)	(1,354,013)
FINANCING ACTIVITIES:
Repurchase of common stock	(599,894)	(1,299,976)
Net proceeds from sales of common stock under employee stock benefit plans	189,020	164,162
Proceeds from short-term borrowing	—	200,000
Repayment of short-term borrowing	(200,000)	—
Excess income tax benefit from the exercise of stock options	16,197	18,307
Repayment of other long-term liability	(5,622)	(9,913)
Tax payments related to restricted stock issuance	(14,986)	(3,742)

Net cash used in financing activities	(615,285)	(931,162)
Effect of exchange rate fluctuations on cash and cash equivalents	(125,018)	66,347

Decrease in cash and cash equivalents	(441,192)	(1,074,545)
Beginning cash and cash equivalents	1,890,225	2,559,034

Ending cash and cash equivalents	$1,449,033	$1,484,489

SYMANTEC CORPORATION
Reconciliation of Non-GAAP Adjustments
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 2,	December 28,	January 2,	December 28,
	2009	2007	2009	2007
NET REVENUES:
GAAP net revenues	$1,513,954	$1,515,251	$4,682,286	$4,334,678
Deferred revenue related to acquisitions(1)	24,683	13,775	34,423	54,524

Non-GAAP net revenues	$1,538,637	$1,529,026	$4,716,709	$4,389,202

GROSS PROFIT:
GAAP gross profit	$1,215,118	$1,216,090	$3,762,398	$3,420,727
Deferred revenue related to acquisitions(1)	24,683	13,775	34,423	54,524
Stock-based compensation (2)	3,039	3,879	10,915	12,774
Amortization of acquired product rights (3)	90,209	84,502	261,772	262,924

Gross profit adjustment	117,931	102,156	307,110	330,222

Non-GAAP gross profit	$1,333,049	$1,318,246	$4,069,508	$3,750,949

OPERATING EXPENSES:
GAAP operating expenses	$7,988,020	$1,020,316	$10,039,939	$3,031,868
Stock-based compensation (2)	(30,596)	(35,541)	(112,215)	(108,379)
Amortization of other intangible assets (3)	(60,647)	(54,996)	(171,677)	(168,847)
Restructuring (4)	(45,805)	(23,305)	(72,600)	(51,883)
Impairment of goodwill (5)	(7,005,702)	—	(7,005,702)	—
Impairment of assets held for sale (6)	(16,849)	(7,342)	(42,719)	(93,888)
Gain on sale of assets (7)	—	—	1,341	—
Executive incentive bonuses (8)	—	(424)	396	(3,540)
Integration (9)	—	—	—	(441)
Patent settlement (10)	9,900	—	9,900	—

Operating expense adjustment	(7,149,699)	(121,608)	(7,393,276)	(426,978)

Non-GAAP operating expenses	$838,321	$898,708	$2,646,663	$2,604,890

OPERATING (LOSS) INCOME:
GAAP operating (loss) income	$(6,772,902)	$195,774	$(6,277,541)	$388,859
Gross profit adjustment	117,931	102,156	307,110	330,222
Operating expense adjustment	7,149,699	121,608	7,393,276	426,978

Non-GAAP operating income	$494,728	$419,538	$1,422,845	$1,146,059

NET (LOSS) INCOME:
GAAP net (loss) income	$(6,806,257)	$131,890	$(6,479,492)	$277,464
Gross profit adjustment	117,931	102,156	307,110	330,222
Operating expense adjustment	7,149,699	121,608	7,393,276	426,978
Gain on sale of assets (7)	—	(3,277)	—	(3,277)
Settlements of litigation (10)	1,218	—	2,966	—
Joint venture:
Amortization of other intangible assets/stock-based compensation (11)	2,214	—	5,619	—
Income tax effect on above items (12)	(114,586)	(60,629)	(226,303)	(214,306)

Non-GAAP net income	$350,219	$291,748	$1,003,176	$817,081

Net (loss) income PER SHARE — DILUTED:
GAAP net (loss) income per share	$(8.23)	$0.15	$(7.76)	$0.31
Stock-based compensation adjustment per share, net of tax (2)	0.03	$0.04	0.10	$0.10
Other non-GAAP adjustments per share, net of tax (1, 3-11)	8.62	$0.14	8.84	$0.50

Non-GAAP net income per share	$0.42	$0.33	$1.18	$0.91

WEIGHTED-AVERAGE SHARES OUTSTANDING — DILUTED:
GAAP weighted-average shares outstanding	826,959	876,221	834,774	893,794

Non-GAAP weighted-average shares outstanding	834,035	876,221	846,891	893,794

The non-GAAP financial measures included in the tables above are non-GAAP net revenues, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.

(1)	Fair value adjustment to deferred revenue. We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue provides useful information to our management, as well as to investors.

(2)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock- based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS No. 123R to our results of operations. For the three and nine months ended January 2, 2009 and December 28, 2007, respectively, stock-based compensation was allocated as follows:

	Three Months Ended		Nine Months Ended
	January 2,	December 28,	January 2,	December 28,
	2009	2007	2009	2007
Cost of revenues	$3,039	$3,879	$10,915	$12,774
Sales and marketing	14,731	14,013	52,263	42,433
Research and development	10,951	14,431	38,104	43,439
General and administrative	4,914	7,097	21,848	22,507

Total stock-based compensation	$33,635	$39,420	$123,130	$121,153

(3)	Amortization of acquired product rights and other intangible assets. When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring. We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.

(5)	Impairment of goodwill. During the December quarter, given the current economic environment and a decline in our market capitalization, we concluded there were sufficient indicators to require us to perform an interim goodwill impairment analysis. We have not completed this analysis but have concluded that an impairment loss can be reasonably estimated. We expect to finalize our goodwill impairment analysis during the fourth quarter of fiscal 2009 and may make an adjustment to this charge when the goodwill impairment test is completed.

(6)	Impairment of asset held for sale. Following a review of our real estate holdings we determined that certain long-term assets were underutilized. As a result, we have committed to sell certain buildings and land. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell. During the September 2007 quarter, management determined that certain tangible and intangible assets and liabilities of the Storage and Server Management segment (formally the Data Center Management segment) did not meet the long term strategic objectives of the segment, and we recorded an impairment in the value of these assets to adjust the carrying value to the respective estimated fair value less costs to sell. On March 8, 2008 these assets were sold to a third- party. We do not believe that these charges are indicative of future operating results and believe that investors benefit from an understanding of our operating results without giving effect to them.

(7)	Gain on sale of assets. During the September 2008 quarter, we sold two buildings classified as held for sale. We exclude these gains because each is a unique one-time occurrence that is not closely related to, or a function of, our ongoing operations.

(8)	Executive incentive bonuses. We have excluded bonuses related to acquisitions and executive sign-on bonuses for newly hired executives. We expect the benefit from these hires and retentions to extend over an indeterminate future period, but under GAAP we are required to expense the entire cost of the bonus in the period paid. We exclude these amounts to provide better comparability of the periods that include and do not include these charges. We believe that investors benefit from an understanding of our operating results for the periods presented without giving effect to these charges.

(9)	Integration. These charges consist of expenses incurred for consulting services and other professional fees associated with integration activities of acquisitions. Because these expenses are non-recurring and unique to specific acquisitions, we believe they are not indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.

(10)	Patent settlement/settlements of litigation. From time to time we are party to legal settlements. We exclude the impact of these settlements because we do not consider these settlements to be part of the ongoing operation of our business and because of the singular nature of the claims underlying the matter.

(11)	Joint venture. Consistent with the reasons discussed in footnotes 2 and 3 above, we exclude stock-based compensation charges and amortization of other intangible assets related to the joint venture from our non-GAAP net income.

(12)	Income tax effect on above items. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue Components to Non-GAAP Revenue Components
(In thousands)
(Unaudited)

	Three Months Ended Jan 2, 2009			Nine Months Ended Jan 2, 2009
		Non-GAAP			Non-GAAP
	GAAP	Adjustments(1)	Non-GAAP	GAAP	Adjustments(1)	Non-GAAP
Net Revenues	$1,513,954	$24,683	$1,538,637	$4,682,286	$34,423	$4,716,709

Revenue by Segment (2)
Security and Compliance Group	$394,612	$1,308	$395,920	$1,241,251	$6,776	$1,248,027
Storage and Server Management Group	568,484	202	568,686	1,755,949	1,091	1,757,040
Consumer	432,289	16,022	448,311	1,342,275	19,367	1,361,642
Services	118,199	7,151	125,350	341,536	7,188	348,724
Other	370	—	370	1,275	1	1,276

Revenue by Geography:
Americas (3)	$827,872	$14,518	$842,390	$2,511,149	$22,726	$2,533,875
EMEA	474,532	9,170	483,702	1,512,553	10,459	1,523,012
Asia Pacific/Japan	211,550	995	212,545	658,584	1,238	659,822

Total U.S. Revenue	$753,832	$13,628	$767,460	$2,293,811	$21,824	$2,315,635
Total International Revenue	760,122	11,055	771,177	2,388,475	12,599	2,401,074

	Three Months Ended Dec 28, 2007			Nine Months Ended Dec 28, 2007
		Non-GAAP			Non-GAAP
	GAAP	Adjustments(1)	Non-GAAP	GAAP	Adjustments(1)	Non-GAAP
Net Revenues	$1,515,251	$13,775	$1,529,026	$4,334,678	$54,524	$4,389,202

Revenue by Segment (2)
Security and Compliance Group	$410,249	$8,674	$418,923	$1,186,442	$32,840	$1,219,282
Storage and Server Management Group	561,695	3,460	565,155	1,575,231	13,552	1,588,783
Consumer	440,206	—	440,206	1,297,464	—	1,297,464
Services	102,606	1,641	104,247	274,477	8,132	282,609
Other	495	—	495	1,064	—	1,064

Revenue by Geography:
Americas (3)	$779,817	$9,258	$789,075	$2,295,736	$36,431	$2,332,167
EMEA	524,981	3,879	528,860	1,443,270	15,555	1,458,825
Asia Pacific/Japan	210,453	638	211,091	595,672	2,538	598,210

Total U.S. Revenue	$708,186	$9,080	$717,266	$2,085,349	$35,803	$2,121,152
Total International Revenue	807,065	4,695	811,760	2,249,329	18,721	2,268,050
We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1)	We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue provides useful information to our management, as well as to investors.

(2)	During the first quarter of fiscal year 2009, Altiris services’ revenue was reclassified from the Security and Compliance segment to the Services segment. Data shown from the prior periods have been reclassified to match the current reporting structure.

(3)	The Americas includes the United States, Latin America, and Canada.

SYMANTEC CORPORATION
Reconciliation of GAAP Deferred Revenue to Non-GAAP Deferred Revenue
(in thousands)
(Unaudited)

	As of:
	Jan 02, 2009	Oct 03, 2008	Jul 04, 2008	Mar 28, 2008	Dec 28, 2007	Sep 28, 2007	Jun 29, 2007
Deferred revenue reconciliation
GAAP deferred revenue	$2,918,612	$2,713,226	$3,011,682	$3,076,569	$2,877,173	$2,598,597	$2,664,775
Add back:
Deferred revenue related to acquisitions (1)	44,512	7,833	12,834	11,662	19,856	25,888	44,007

Non-GAAP deferred revenue	$2,963,124	$2,721,059	$3,024,516	$3,088,231	$2,897,029	$2,624,485	$2,708,782

We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP deferred revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1)	We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses had recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this deferred revenue provides useful information to our management, as well as to investors.

SYMANTEC CORPORATION
Guidance — Reconciliation of Projected GAAP Revenue, GAAP Deferred Revenue and GAAP Earnings per Share
to Non-GAAP Revenue, Deferred Revenue and Earnings per Share
(Unaudited)

Three Months Ending:
April 3, 2009
Revenue reconciliation (in millions)
GAAP revenue range	$1,475 - $1,525
Add back:
Deferred revenue related to acquisitions (1)	15

Non-GAAP revenue range	$1,490 - $1,540

Earnings per share reconciliation
GAAP earnings per share range	$0.12 - $0.14
Add back:
Stock-based compensation, net of tax (2)	0.04
Deferred revenue related to acquisitions, amortization of acquired product rights and other intangible assets and restructuring, net of tax (1,3,4)	0.17

Non-GAAP earnings per share range	$0.33 - $0.35

As of :
April 3, 2009
Deferred revenue reconciliation (in millions)
GAAP deferred revenue range	$2,972 - $3,072
Add back:
Deferred revenue related to acquisitions (1)	28

Non-GAAP deferred revenue range	$3,000 - $3,100

We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1)	Fair value adjustment to deferred revenue. We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue and deferred revenue provides useful information to our management, as well as to investors.

(2)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock- based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS No. 123R to our results of operations.

(3)	Amortization of acquired product rights and other intangible assets. When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring. We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.